INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-43593 of Lithia Motors, Inc. on Form S-8 of our report dated June 22, 2000 appearing in this Annual Report on Form 11-K of the Lithia Motors, Inc. Salary Reduction Profit Sharing Plan Trust for the period from January 1, 1999 to December 30, 1999.


/s/ MOSS ADAMS LLP

June 27, 2000
Medford, Oregon